INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Presstek, Inc. on Form S-3 of our report dated March 15, 1995 appearing in the Annual Report on Form 10-K of Presstek, Inc. for the year ended December 30, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Bedford, New Hampshire

April 1, 1996